Exhibit 21


                     WESTERN RESOURCES, INC.
                  Subsidiaries of the Registrant


                                         State of                Date
       Subsidiary                      Incorporation         Incorporated

1) Kansas Gas and Electric Company        Kansas            October 9, 1990

2) Mid Continent Market Center, Inc.      Kansas            December 13, 1994

3) Westar Energy, Inc.                    Kansas            April 14, 1995

4) Westar Security, Inc.                  Kansas            April 14, 1995

5) Westar Capital, Inc.                   Kansas            October 8, 1990

6) The Wing Group Limited Co.             Delaware          February 21, 1996